Exhibit 99.1

SOKO Fitness & Spa Group, Inc.

SOKO Fitness & Spa Group Reports
First Quarter Fiscal 2011 Financial Results

Achieves Record Quarterly Revenue and Net Income of
$9.1 Million and $3.1 Million, Respectively

Company Offers Preliminary Fiscal 2011 Revenue Guidance of $38-$42 Million

Harbin, CHINA, October 13, 2010 — SOKO Fitness & Spa Group, Inc. (OTC BB: SOKF) (“SOKO”), an operator of fitness centers and beauty salons and spas in Northeast China as well as suburban Beijing, today announced its financial results for the first quarter of fiscal 2011, ended August 31, 2010.

First Quarter Financial Highlights:

•	Revenue totaled $9.1 million, an increase of 42% over $6.4 million in the same period a year ago.

•	Gross profit increased 42% to $6.0 million, compared with $4.2 million, in the same period a year ago. Gross margin was 66% for the first quarter of both fiscal 2011 and 2010.

•	Operating income improved by 25% year-over-year to $2.9 million, compared with operating income of $2.3 million in the same period a year ago.

•
Net income (after including other income and expense) improved by 35% year-over-year to $3.1 million, or $0.14 per diluted share, compared with $2.3 million, or $0.13 per diluted share in the same period a year ago.

•	Increased total fitness club members 40% year-over-year and 13% sequentially to approximately 20,500, and beauty salon and spa clients 16% year-over-year and 7% sequentially to approximately 22,700.

•	Cash and cash equivalents of $24.5 million as of August 31, 2010, an increase of $6.4 million over May 31, 2010.

•	Introduces preliminary guidance for fiscal 2011 ending May 31, 2011. Company expects revenue of $38 - $42 million, an increase of approximately 27 – 40% over fiscal 2010.

First Quarter and Recent Business Highlights:

•	Appointed Mr. Colin Sung as an independent director and Chairman of the Company's Audit Committee.

•	Expanded Yoga Wave Brand with the opening of the Company’s first Yoga facility in Beijing, located in Westin’s five-star Chaoyang Hotel.

•	Expanded the Company’s education offerings, in conjunction with Bin Xian vocational technology and education center, for beauty training and education programs.

“We achieved strong results during the first quarter of fiscal 2011, with record top and bottom line growth reflecting the ongoing implementation of our expansion strategy,” said Tong Liu, Chief Executive Officer of SOKO. “While our focus remains on our core markets in Northeastern China, positive results from our initial expansion efforts in Beijing have given us confidence that we can effectively replicate our business model in new markets in China. Another area that we believe presents significant growth potential is the luxury hotel market, and in an effort to capitalize on this opportunity, we opened our second hotel-based facility and first yoga center in Beijing, located in Westin’s Chaoyang Hotel. Initial customer reaction to Yoga Wave Westin has been positive and we look forward to ramping up this facility in a manner consistent with our other fitness and yoga centers.”

“In addition to the progress we have made with our fitness and spa businesses, we recently made progress in advancing our training and education capabilities through the formation of a cooperation agreement with Bin Xian Vocational Technology and Education Center in suburban Harbin. We believe this relationship will augment our education and training capabilities and will serve as an important tool through which to recruit new employees for our fitness and beauty centers," continued Mr. Liu.

Mr. Liu added, “We have also taken steps to strengthen our corporate governance and internal controls, which will be an important element of our continued growth. I would like to congratulate Mr. Colin Sung on his appointment as both an independent director and Audit Committee Chairman. Colin brings to us a wealth of experience in governance and accounting practices, as well as deep financial and operational expertise, and we look forward to his contributions as a member of our Board.”

First Fiscal Quarter Financial Summary

Total revenue for the three months ended August 31, 2010 was $9.1 million, an increase of 42%, compared with revenue of $6.4 million for the three months ended August 31, 2009. The increase in revenue was primarily attributable to an increase the number of fitness center members and spa and salon clients, as well as increased revenue per fitness center member and spa and salon client.

During the three months ended August 31, 2010, spa and beauty services and products, including beauty school tuition, accounted for 79% of revenue, with fitness centers accounting for 21% of revenue for the quarter.

Gross profit for the three months ended August 31, 2010 was $6.0 million, compared with $4.2 million for the three months ended August 31, 2009. The increase was primarily attributable to the expansion of facilities, an increase in the number of clients and members in existing facilities and the addition of new services. Gross margin was flat at 66% compared with the same period a year ago.

Selling, general and administrative expenses for the three months ended August 31, 2010 was $3.1 million, compared with $1.9 million for the three months ended August 31, 2009. The increase in SG&A expense was primarily attributable to an increase in the number of facilities in the first quarter of fiscal 2011 compared with the year-ago period.

Net income for three months ended August 31, 2010 increased 35% year-over-year to $3.1 million, or $0.14 per diluted share, based on 21.8 million weighted average diluted shares outstanding, compared with $2.3 million, or $0.13 per diluted share, based on 18.2 million weighted average diluted shares outstanding, for the same period a year ago.

As of August 31, 2010, SOKO had cash and cash equivalents of $24.5 million compared with $18.1 million on May 31, 2010 and $3.6 million on August 31, 2009 . The sequential-quarter increase in cash and cash equivalents was related to operating cash flow of approximately $8.7 million, while the year-over-year increase was the result of cash flow from operations and the company’s non-brokered private placement completed in April 2010.

Fiscal 2011 Guidance:

SOKO also introduced preliminary gross revenue guidance for fiscal year 2011 in the range of $38 million to $42 million which, if achieved, would represent year-over-year growth of approximately 27-40%. SOKO expects that this revenue growth will be driven by a combination of new facility openings, an increase in the number of members and clients at its existing fitness and spa facilities and an increase in average revenue per customer.

During fiscal 2011, SOKO plans to open up to 16 new or acquired facilities (up from an estimate of 10 or more made earlier this year). These facilities will be either be wholly-owned or majority controlled by SO KO but could also be minority owned or operated under a management agreement. Some of the new facilities are expected to be in SOKO’s core markets of Heilongjiang and Liaoning Provinces where Harbin and Shenyang are located, respectively. SOKO expects that capital expenditures associated with these facilities will be fully funded from cash on hand and operating cash flow. By the end of fiscal 2011, SOKO expects its customer base to increase to 22,000 fitness center members and 26,500 spa and beauty clients. This compares with 18,000 fitness center members and 21,000 spa and beauty clients at the end of fiscal 2010.

Commenting on SOKO’s outlook, Mr. Liu added, “Fiscal 2010 was an extremely positive year for SOKO, both strategically and operationally, and we believe we are well positioned to achieve continued strong growth in fiscal 2011. In addition to our expansion into new markets, we will continue to further establish SOKO’s leadership position in our core markets of Northeastern China’s second tier cities. Growth in our core markets is being driven by an expansion of China’s upper and middle classes, as well as increasing affluence across the entire Chinese population. We offer a highly desirable suite of services to this important demographic and believe we can leverage our reputation, broad range of services and growing base of facilities as we continue to attract new customers and build brand equity, allowing us to capture the significant, untapped market potential that we believe exists in China for our services.”

SOKO currently operates 21 facilities in Northeastern China and Beijing, including 11 beauty salons and spas, one non-surgical medical beauty center, eight fitness centers and yoga studios, including two fitness centers in suburban Beijing and one yoga studio in central Beijing, and one beauty school. As of August 31, 2010, SOKO had approximately 20,500 fitness club members, and approximately 22,700 beauty salon and spa clients. SOKO currently has 3 facilities under construction or engaged in pre-opening activities.

Conference Call

SOKO will host a conference call for interested investors and analysts to discuss its financial results for the period on Wednesday, October 13, 2010, at 8:00 a.m. Eastern time. To participate in the conference call, please dial 1-877-941-2321 from the U.S. and Canada, or 1-480-629-9714 for international callers.

An audio replay will also be available approximately one hour after the conclusion of the call and will be made available through October 27, 2010. The audio replay can be accessed by dialing 1- 800-4 06-7325 from the U.S or Canada, or 1-303-590-3030 internationally, and entering access ID Number 4374329.

About SOKO Fitness & Spa Group, Inc.

SOKO Fitness & Spa Group, Inc., an OTCBB listed company (SOKF), is an operator of fitness centers and beauty salons and spas in key cities in Northeastern China as well as in suburban Beijing. SOKO provides programs, services, and products combined with exercise, education and nutrition to help their members lead a healthy life and achieve their fitness goals. For further information, please go to http://www.sokofitness.com.

To be added to SOKO's email distribution for future news releases, please send your request to soko@tpg-ir.com.

Cautionary Note Regarding Forward Looking Statements

This press release and the statements of representatives of SOKO Fitness & Spa Group, Inc. (the "Company") related thereto contain, or may contain, statements that are not historical facts and are therefore "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, beliefs, expectations and intentions and other statements identified by words such as “guidance,” "projects," "may," "could," "would," "should," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Actual results, including, without limitation, future financial results and results regarding the Company's expansion strategies, service offerings, client, membership and customer figures, proposed new center openings and prospects and strategies for growth, may differ significantly from those set forth in the forward-looking statements. These forward -looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). The Company does not undertake any obligation to update any forward- looking statement, except as required under applicable law.

Contacts:

The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
(212) 481-2050
soko@tpg-ir.com

SOKO Fitness & Spa Group, Inc.	SOKO Fitness & Spa Group, Inc.
Shawn Qu	Judy Jiang
Tel: (908) 208-8681	Tel: +86(451) 8770 2280
Email: shawnqu @sokofitness.com	Email: judyjiang@sokofitness.com

SOKO FITNESS & SPA GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN US DOLLARS)

	AUGUST 31, 2010	MAY 31, 2010
ASSETS Current Assets:	(UNAUDITED)
Cash & cash equivalents	$24,473,681	$18,104,218
Accounts receivable, net	512,557	911,523
Inventories	1,271,576	1,099,208
Advances to suppliers	6,180,147	6,302,976
Employee advance	216,060	437,196
Loan to others	146,710	146,270
Prepaid expense	149,687	127,365
Total Current Assets	32,950,418	27,128,755

Property, plant and equipment, net of accumulated depreciation	25,773,727	24,116,400

Other Assets
Security deposit	231,193	75,412
Deferred rent	1,197,707	897,032
Goodwill	4,190,942	4,178,365
Intangible assets, net	1,694,988	1,739,107
Total Other Assets	7,314,830	6,889,917

Total Assets	66,038,975	58,135,072
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Short-term loans	2,203,481	2,196,869
Accounts payable, accrued expenses and other payable	2,362,994	1,707,381
Unearned revenue	13,331,058	9,344,088
Taxes payable	126,658	144,598
Total Current Liabilities	18,024,191	13,392,936

Stockholders’ Equity	-	-
Preferred Stock, $.001 par value; 10,000,000 shares authorized; - 0 - shares issued and outstanding at August 31, 2010 and May 31,2010
Common stock, $0.001 Par value; 500,000,000 shares authorized; 20,213,889 shares issued and outstanding at August 31 and May 31, 2010, respectively	20,214	20,214
Additional paid-in-capital	12,209,047	12,173,597
Additional paid-in-capital - Warrants	1,070,275	1,070,275
Accumulated other comprehensive income	2,026,283	1,913,924
Retained earnings	32,688,404	29,655,804
Total Stockholders’ Equity	48,014,223	44,833,814
Noncontrolling interest	561	(91,678)
Total Equity	48,014,784	44,742,136

Total Liabilities and Stockholders’ Equity	$66,038,975	$58,135,072

SOKO FITNESS & SPA GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN US DOLLARS)
(UNAUDITED)

	FOR THE THREE MONTHS ENDED AUGUST 31,
	2010	2009
Net Sales	$9,141,328	$6,430,503
Cost of Sales	(3,099,088)	(2,188,938)
Gross Profit	6,042,240	4,241,565

Selling, General and Administrative Expenses:	3,121,713	1,898,374

Operating Income	2,920,527	2,343,191

Other Income and Expenses
Interest expense	(29,651)	(32,525)
Other income	228,017	15,523
Other expenses	(5,696)	(471)
Total Other Income and (Expense)	192,670	(17,474)

Income Before Income Taxes	3,113,197	2,325,718

Provision for Income Taxes	9,502	23,880
Net Income	3,103,695	2,301,838
Less: net income (loss) attributable to the noncontrolling interest	71,095	(125,767)

Net Income Attributable to SOKO Fitness & Spa Group, Inc.	$3,032,600	$2,427,604

Other Comprehensive Income - Foreign currency translation adjustment
Attributable to SOKO Fitness & Spa Group, Inc.	112,824	(21,282)
Attributable to non-controlling interest	(450)	(67)

Comprehensive Income
(Loss)
Attributable to SOKO Fitness & Spa Group, Inc.	$3,145,424	$2,406,322
Attributable to non-controlling interest	$70,645	$(125,834)

Basic and Diluted Income per common share
Basic	$0.15	$0.14
Diluted	$0.14	$0.13

Weighted average common share outstanding
Basic	20,213,889	17,000,000
Diluted	21,779,011	18,168,443

SOKO FITNESS & SPA GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN US DOLLARS)
(UNAUDITED)

	FOR THE THREE MONTHS ENDED AUGUST 31,
	2010	2009
Cash Flows From Operating Activities:
Net income	$3,103,695	$2,301,838
Adjustments to reconcile net income to net cash provided by operating activities:

Stock based compensation	35,450	7,660
Depreciation	707,296	564,191
Amortization	158,209	-

Changes in operating assets and liabilities:
Restricted cash	-	7,228
Accounts receivable	713,207	(100,774)
Inventories	(169,474)	(16,752)
Advances to suppliers	41,077	1,469
Employee advance	(72,378)	48,436
Other receivables	3,640	96,856
Prepaid expense	48,256	50,901
Security deposit	(60,106)	(93,087)
Deferred rent	(365,028)	(84,250)
Accounts payable	4,351	(1,102)
Unearned revenue	3,968,547	4,303,014
Taxes payable	(18,371)	(5,476)
Accrued expenses and other payables	634,826	36,360

Cash provided by operating activities	8,733,200	7,116,513

Cash Flows From Investing Activities:
Purchase of software	(114,184)	-
Addition in construction in progress	(2,080,487)	(5,709,094)
Purchase of property and equipment	(215,287)	(184,055)
Cash paid for acquisition, net	-	65,265

Cash used in investing activities	(2,409,958)	(5,827,884)

Cash Flows From Financing Activities:
Capital contribution from minority shareholder	21,632	-
Proceeds from short-term loan	-	380,522

Cash provided by financing activities	21,632	380,522

Effect of exchange rate changes on cash and cash equivalents	24,589	(12,573)

Increase In Cash and Cash Equivalents	6,369,463	1,656,578

Cash and Cash Equivalents - Beginning of the period	18,104,218	1,907,641

Cash and Cash Equivalents - Ending of the period	$24,473,681	$3,564,219